JOHN HANCOCK CAPITAL SERIES

                                  On behalf of

                       JOHN HANCOCK LARGE CAP SELECT FUND


                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


     It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Large Cap Select Fund (the "Fund") voted to amend the first paragraph of
Section 4 of the Fund's Investment Management Contract, effective July 1, 2005, as follows:

     4. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid daily, at an annual rate equal to (i) 0.75% of the average daily net asset value of the Fund up to $2,700,000,000 of average daily net assets; and (ii) 0.70% of the amount over $2,700,000,000 of average daily net assets.

Executed this 1st day of July, 2005.


                            JOHN HANCOCK CAPITAL SERIES,
                            On behalf of John Hancock Large Cap Select Fund



                            By: /s/Alfred P. Ouellette
                                Alfred P. Ouellette
                                Assistant Vice President and Assistant Secretary



                            JOHN HANCOCK ADVISERS, LLC



                            By: /s/Brian E. Langenfeld
                                Brian E. Langenfeld
                                Assistant Vice President and Assistant Secretary